Exhibit 4.4

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) is made as of June 7, 2004 by GLOBAL CASH ACCESS, INC., a Delaware corporation (formerly known as Global Cash Access, L.L.C., a Delaware limited liability company), in favor of the Administrative Agent, the Collateral Agent and the Lenders referred to below pursuant to the Credit Agreement (as amended by Amendment No. 1 thereto, dated as of April 27, 2004, and as may be further amended, supplemented and modified from time to time, the “Credit Agreement”, the capitalized terms not defined herein shall have the meanings ascribed to them in the Credit Agreement), dated as of March 10, 2004, among GCA Holdings, L.L.C., a Delaware limited liability company (“Holdings”), Global Cash Access, L.L.C., a Delaware limited liability company (the “Borrower”), the banks and other financial institutions from time to time party hereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.

(a) Global Cash Access, Inc., hereby assumes, with the same force and effect as if Global Cash Access, Inc. had been originally named as Borrower in the Credit Agreement, the obligations of Borrower under the Credit Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and all other Senior Finance Documents to which Borrower is a party and accepts assignment by the conversion of the Borrower into Global Cash Access, Inc. Global Cash Access, Inc. hereby covenants, promises and agrees to pay, perform, comply with, and otherwise be bound by, all Senior Obligations to be paid, performed by, complied with, or binding on, Borrower under the Credit Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and any other Senior Finance Document to which Borrower is a party at the times and in the manner, and in all respects as therein provided.

(b) Global Cash Access, Inc. represents and warrants that neither the modification of the Credit Agreement or any other Senior Finance Document effected pursuant to this Assumption Agreement nor the execution, delivery, performance or effectiveness of this Assumption Agreement or any other Senior Finance Document requires that any new filings be made or other action be taken to perfect or to maintain the perfection of such Liens, except for the filing of appropriate amendments (on Form UCC-3 or such other financing statements or similar notices as shall be required by local law) to the UCC-1 financing statements heretofore filed by the Collateral Agent in the State of Delaware, which amendments have been delivered to the Collateral Agent. Under the foregoing circumstances, the position of the Administrative Agent and the Lenders with respect to such Liens, the Collateral in which a security interest was granted pursuant to the Senior Finance Documents, and the ability of the Administrative Agent to enforce the provisions of the Senior Finance Documents and to realize upon such Liens pursuant to the terms of the Senior Finance Documents, have not been adversely affected in any material respect by the modification of the Credit Agreement, the modification of any other Senior Finance Document effected pursuant to this Assumption Agreement or the execution, delivery, performance or effectiveness of this Assumption Agreement.

(c) This Assumption Agreement is a Senior Finance Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement.

(d) This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF GLOBAL CASH ACCESS, INC. HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be executed by its officers thereunto duly authorized as of the day and year first above written.

GLOBAL CASH ACCESS, INC.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	Chief Executive Officer